Exhibit 99.2

May 26, 2010

To ERHC Shareholders:

I am happy to update the ERHC Energy family on the company’s recent progress.

Annual Shareholder’s Meeting

I want to express our sincere thanks to the ERHC Energy shareholders who devoted the time and, in some cases, incurred considerable travel expenses, to participate in the Annual Shareholders’ Meeting in April. Thanks also to all those who voted. Shareholders elected the slate of five directors and ratified MaloneBailey LLP as the Company’s independent accountants for the 2010 fiscal year.

We are especially pleased to welcome new directors Les Blair and Friday Oviawe to the ERHC Board of Directors. Mr. Blair was previously with Addax Petroleum and has more than 35 years of upstream oil and gas industry experience. For the past 12 years, he helped to guide Addax Petroleum’s activities in West Africa and Asia. He played a key role in Addax’s entry into the JDZ, including its entering into Participation Agreements with ERHC. Mr. Oviawe is a Certified Public Accountant who has the financial expertise needed to chair ERHC’s audit committee. We very much appreciate the service of these new directors and the contributions they will make to ERHC’s future success.

Following the business of the annual meeting, management presented an update on the Company’s initiatives, many of which we will touch upon in this update. That management presentation is posted on the Company website (www.erhc.com/en/art/136) and I encourage everyone who is interested in ERHC to review the slides and the accompanying speaking points.

Afterward, we opened the floor for a question and answer session which lasted more than two hours to ensure that all questions were asked and answered. The personal interaction at the Annual Shareholders’ Meeting means that questions can be answered in greater detail than via conference calls or other shareholder interactions. In the future, we hope that more  shareholders will make an effort to attend.

Exclusive Economic Zone

As we announced earlier this year, the National Petroleum Agency of São Tomé & Príncipe (ANP-STP) awarded ERHC 100 percent working interests in Blocks 4 and 11 of the São Tomé & Príncipe Exclusive Economic Zone (EEZ). In accordance with the preferential rights by which ERHC became entitled to the Blocks, there are no signature-bonus obligations on ERHC’s interests in Blocks 4 and 11 of the EEZ.

ERHC intends to approach the EEZ Blocks in a similar fashion to Blocks 2, 3 and 4 of the Joint Development Zone. We will seek agreements with potential operators and work with the operating partners to negotiate Production Sharing Contracts.

We are pleased to report that the interest shown in ERHC's EEZ blocks by potential farm-in partners has been encouraging. While discussions are ongoing, we are continuing to seek interest from other potential partners.

In recent months, ERHC’s management team and advisors have made several visits to São Tomé & Príncipe and we are planning additional visits with ANP-STP to continue advancing the EEZ. In April, ANP-STP brought its EEZ licensing round roadshow to Houston, which proved to be a terrific opportunity for ERHC to continue strengthening relations with the organization’s leadership. Representatives of ERHC attended the session and were energized by the level of interest expressed by major oil and gas companies.

Joint Development Zone

The analysis of information gathered during the 5-well drilling campaign in JDZ Blocks 2, 3 and 4 is continuing. With the authorization of the operators, ERHC has released preliminary findings that biogenic methane gas was discovered across all three Blocks.

There seems to have been a little confusion about these preliminary findings and I want to be clear that ERHC management is as excited about what we have accomplished as we were several months ago. It is not unusual for initial oil and gas exploration in a previously unexplored area to have surprising findings that prompt questions about existing models. The challenge is to use those findings to guide future drilling decisions and maximize the likelihood of success.

That said, I must continue to caution that offshore exploration, especially in deepwater, is a long and involving process. The Joint Development Authority has granted the operators of all three Blocks a 6-month extension to Exploration Phase I. That means we and our partners have until mid-September to determine how to proceed. Specifically, the operators are focusing on the following five tasks:

1.	Further examine the controlling elements in the hydrocarbon accumulation based on seismic data and drilled well data;

2.	Re-evaluate geologic conditions for petroleum accumulation;

3.	Estimate resources of undrilled traps and evaluate drillable trap(s);

4.	Analyze economic feasibility of developing the oil/gas reservoir; and

5.	Propose the way forward.

As we have seen in the Gulf of Mexico, deepwater exploration is extremely challenging.  Often, the achievements are taken for granted when things run efficiently. The operators of ERHC’s JDZ Blocks, Addax Petroleum and Sinopec Corp., have done a great job, completing our deep offshore wells safely and coming in on time and on budget.

We also want to express our gratitude to the JDA, which has given all parties involved in our JDZ Blocks support and cooperation.

Listing on the AIM Market

ERHC’s plans to list on the AIM market of the London Stock Exchange are progressing as expected. The Company’s management and advisers are in the advanced stages of working out the most expeditious and cost-effective structure for listing without diminishing shareholder value. The option of an Exchange Offer that was described at the Annual Shareholder’s Meeting is being compared with alternatives in order to reach agreement by mid-June on the approach that best suits the Company's objectives.

An AIM listing has several benefits, including the potential involvement of institutional investors, the market’s familiarity with oil and gas companies focused on Africa and the fact that the AIM is a respected exchange that will enable the Company to access a new pool of capital to fund acquisitions. We are appraising several exciting new opportunities that are expected to diversify ERHC's portfolio of oil and gas assets, give the Company bookable proven reserves and bring ERHC closer to revenue generation.  An AIM Listing is necessary to give us access to the resources that we shall need to compete on these opportunities.

Finally, it is important to caution again about rumors concerning ERHC Energy and the Company’s various initiatives. We have heard reports from inauthentic sources that are apparently designed to contradict some of the information released by the Company. These reports are inaccurate and seem to be intended to cause doubt and suspicion. Please consider the source of any information you receive about the Company and rely on the Company to provide accurate information. If you have questions, please ask the Company directly through investor relations representative, Dan Keeney (214.432.7556 or dan@dpkpr.com).

I thank you all for your continued interest in ERHC and your trust.

Sincerely,

Peter Ntephe
Chief Executive Officer

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

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